                                                              November 4, 1999

                          EMPLOYMENT SEVERANCE AGREEMENT AND RELEASE

GTECH Holdings Corporation ("Holdings"), GTECH Corporation, Holdings's direct wholly-owned subsidiary ("GTECH" or the "Company") and Thomas J. Sauser ("Mr. Sauser") hereby agree as follows:

1. a. Mr. Sauser hereby resigns as Senior Vice President and Chief Financial Officer and Treasurer of Holdings and as an officer and director of all direct and indirect subsidiaries and other affiliates of GTECH effective on October 22, 1999 (the "Resignation Date").

        b. Separate from his resignation as an officer, Mr. Sauser hereby resigns as an employee of GTECH effective on the Resignation Date.

2. a. On the Resignation Date GTECH will pay Mr. Sauser for any unused vacation time earned by him through the Resignation Date.

        b. Upon the expiration of the Revocation Period (as hereinafter defined), GTECH shall be obligated to continue to pay Mr. Sauser his base salary in effect on the Resignation Date, which amount is $309,900 per annum, for the period beginning on October 23, 1999 through and including April 23, 2001, in bi-weekly installments in accordance with GTECH's payroll policies in effect from time-to-time.

        c. All such amounts shall be subject to required federal and state withholdings and applicable benefit deductions.

3. a. Upon GTECH's receipt of invoice and supporting documents from Mr. Sauser, GTECH shall reimburse Mr. and Mrs. Sauser for the cost of their benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), if any, commencing December 1, 1999 and continuing through and including April 23, 2001. Invoices shall be submitted for each calendar quarter, excepting the final invoice. Thereafter, GTECH shall respect Mr. Sauser's rights, if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act.

        b. GTECH will pay the premiums to continue Mr. Sauser's basic life insurance policy, having a face value of $500,000, through April 23, 2001.

4. Upon the expiration of the Revocation Period, GTECH shall be obligated to provide the following other benefits to Mr. Sauser under this
        Agreement:

        a. GTECH will provide Mr. Sauser with executive outplacement assistance at Right Associates in Providence or other mutually agreed office until the earlier of his

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        resumption of full-time employment or the expiration of the twelve month period following the commencement of outplacement assistance. Outplacement assistance shall commence at such time as Mr. Sauser elects but no later than January 31, 2000. GTECH will not contest Mr. Sauser's eligibility to claim unemployment compensation.

        b. Mr. Sauser may continue to use his company-leased automobile for a period of thirty days after the Resignation Date, during which period GTECH will pay the monthly lease payments and Mr. Sauser will pay for all operating and maintenance costs. GTECH agrees to make said company-leased automobile available for purchase by Mr. Sauser immediately upon expiration of said thirty day period, for the sum of one thousand two hundred dollars ($1,200), and Mr. Sauser agrees to purchase said automobile for the said sum of $1,200 immediately upon the expiration of said thirty day period.

        c. GTECH agrees to sell to Mr. Sauser, and Mr. Sauser agrees to purchase from GTECH, Mr. Sauser's office computer and home fax machine, at current net book value, as soon as reasonably practicable. Said sale is made "as is" and "where is" and GTECH disclaims all warranties, including without limitation all warranties of merchantability or fitness for a particular purpose. Mr. Sauser shall be responsible for transferring the cellular phone service to his name, as it will be cancelled by the Company on the Resignation Date.

        d. Mr. Sauser shall be entitled at GTECH's expense and in accordance with GTECH policy to tax planning and preparation assistance for tax returns for calendar years 1999 and 2000.

        e. Mr. Sauser shall be entitled to the use of the balance of his Executive Perquisites Account for 1999, if any.

5. a. As of the Resignation Date, Mr. Sauser will no longer be eligible to receive long-term disability benefits or to participate in the GTECH 401(K) and Profit Sharing Plan, and the Holdings Supplemental Retirement Plan. GTECH will notify Mr. Sauser in writing concerning his options with regard to his 401(K) account.

        b. In accordance with the 1994 GTECH Holdings Corporation Stock Option Plan and the 1997 GTECH Holdings Corporation Stock Option Plan, any and all options ("Options") which have been granted to Mr. Sauser under said Plans and which have vested but have not been exercised by Mr. Sauser shall be forfeited at the close of business on the Resignation Date. All unvested Options shall be forfeited at the close of business on the Resignation Date.

6. a. Mr. Sauser acknowledges that the aggregate payments and benefits referred to herein are greater than those to which he is entitled under any existing GTECH separation or benefit plan. In consideration of the foregoing, Mr. Sauser hereby releases and forever discharges GTECH, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of

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        action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment or termination of employment by GTECH, including, but not limited to: (i) the letter from GTECH to Mr. Sauser dated December 22, 1995, attached hereto as Annex 1, including without limitation the Separation Agreement between GTECH and Mr. Sauser referenced in numbered paragraph 8 therein (the "Offer Letter"), and
        (ii) the Change of Control Agreement between Holdings and Mr. Sauser, dated July 15, 1997, (the "Change of Control Agreement") and hereby covenants not to file a lawsuit or charge to assert such claims, including but not limited to claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on GTECH's right to terminate its employees. Notwithstanding the foregoing, Mr. Sauser does not release or waive his right to sue GTECH and/or Holdings to enforce GTECH's and/or Holdings obligations under this Employment Severance Agreement and Release and Annex 3, Indemnification Agreement, thereto.

        b. For good and valuable consideration, the receipt of which is hereby acknowledged, in the absence of willful and demonstrable wrongdoing by Mr. Sauser, GTECH and Holdings hereby release, forever discharge, and convenant not to sue Mr. Sauser (and/or his heirs, executors, administrators, and legatees) of, from and for any and all liabilities, causes of action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which they may have or claim to have based upon or in any way related to his employment or termination of employment by GTECH. Notwithstanding the foregoing, GTECH and Holdings do not release, waive any claims, or covenant not to sue Mr. Sauser to enforce Mr. Sauser's obligations under this Employment Severance Agreement and Release and Annex 3, Indemnification Agreement, thereto.

7. Mr. Sauser understands that various state and federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. Mr. Sauser acknowledges that he has been advised by GTECH to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one
        (21) days so that he can thoroughly review it and understand the effect of this Agreement before acting on it.

8. Mr. Sauser acknowledges and agrees to continue to be bound by the provisions of the Restrictive Agreement - Employee/Applicant executed by him on February 1, 1996, a copy of which is attached hereto as Annex 2 and incorporated by reference herein.

9. In consideration of the aggregate payments and benefits he is receiving hereunder, in the event a court of competent jurisdiction restricts the time and scope of the non-competition and confidentiality provisions of the Restrictive Agreement, Mr. Sauser further covenants with GTECH as follows and expressly agrees that all payments and benefits due Mr.


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        Sauser under this Agreement shall be subject to Mr. Sauser's compliance with the following provisions (all references to "GTECH" herein to be deemed to refer to Holdings and its subsidiaries).

        a. Confidentiality Information. Mr. Sauser shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to GTECH, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, marketing, promotional pricing and financing techniques, or other information relating to the business of GTECH, and Mr. Sauser confirms that such information constitutes the exclusive property of GTECH. Such restriction on confidential information shall remain in effect until such time as the information is (i) generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Mr. Sauser from a third party without binder of secrecy. Mr. Sauser agrees to return to GTECH any physical embodiment of such confidential information within seven
        (7) days of the execution hereof.

        b. Non-competition. For the period ending April 23, 2001, Mr. Sauser shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in any area which involves (i) the transmission of data via electronic means and (ii) elements of chance and/or skill, consideration for the opportunity to participate and (iii) a prize; provided, however, that Mr. Sauser's ownership as a passive investor of less than one percent (1%) of the issued and outstanding stock of publicly held corporation so engaged shall not by itself be deemed to constitute such competition. Further, during the period ending April 23, 2001, Mr. Sauser shall not: (i) solicit any of GTECH's employees to leave the employment of GTECH or
        (ii) solicit any of the GTECH's customers to cease doing business with GTECH.

        c. Remedies. Mr. Sauser recognizes that the possible restrictions on Mr. Sauser's activities which may occur as a result of his performance of his obligations under this Section 9 are required for the reasonable protection of GTECH and its investments, and Mr. Sauser expressly acknowledges that such restrictions are fair and reasonable for that purpose. Mr. Sauser further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 9, and that GTECH, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 9 are held to be in any respect an unreasonable restriction upon Mr. Sauser then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

10. After the Resignation Date, Mr. Sauser shall make himself available, upon reasonable

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        notice, in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to his employment or actions as an employee, officer or director of GTECH or Holdings, including without limitation attendance at any deposition or similar proceeding. GTECH shall pay Mr. Sauser's expenses, including reasonable attorneys' fees, but shall not be obligated to compensate him or any subsequent employer for his time.

11. Mr. Sauser and Holdings agree to enter into the Indemnification Agreement in the form attached hereto as Annex 3 simultaneously with the execution of this Agreement.

12. Mr. Sauser shall immediately return to GTECH any GTECH property in his possession which was not purchased pursuant to Section 4(c).

13. Mr. Sauser shall at no time make any derogatory or disparaging comments regarding GTECH or Holdings, their business, or their present or past directors, officers or employees. Senior officers of GTECH and Holdings shall at no time make any derogatory or disparaging comments regarding Mr. Sauser.

14. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either GTECH or Mr. Sauser.

15. This Agreement is confidential and shall not be made public by either GTECH or Mr. Sauser except as required by law or if necessary in order to enforce this Agreement.

16. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted. If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Mr. Sauser then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

17. This Agreement is personal to Mr. Sauser and may not be assigned by him. However, in the event of Mr. Sauser's death, all benefits payable hereunder shall be payable to his estate.

18. This Agreement is made pursuant to and shall be governed by the laws of the State of Rhode Island, without regard to its rules regarding conflict of laws. The parties agree that the courts of the State of Rhode Island, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement. Mr. Sauser hereby acknowledges that service of process by certified mail (return receipt requested) shall be deemed to be proper service of process for such purposes.

19. This Agreement together with the Indemnification Agreement entered into pursuant to Section 11 hereof and the Restrictive
        Agreement-Employee/Applicant referred to in Section 8 hereof, contains the entire understanding between Mr. Sauser and GTECH,

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        supersedes all prior agreements, written or oral, with respect to the subject matter hereof (except as expressly provided herein), and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Mr. Sauser acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

20. Mr. Sauser may revoke this Agreement at any time during the seven-day period following the date of his signature below (the "Revocation Period") by delivering written notice of his revocation to 55 Technology Way, West Greenwich, RI 02817, Attention: Senior Vice President, Human Resources. This Agreement shall become effective upon the expiration of the Revocation Period.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

GTECH Holdings Corporation                  Attest:

By   /s/ William Y. O'Connor                /s/ Elizabeth J. Furtado
   ----------------------------------           -----------------------------
   Name:  William Y. O'Connor
   Title: Chairman of the Board

Date:     11/4/99
       ------------------------------

GTECH Corporation                           Attest:

By   /s/ PA Ippoliti                        /s/ Roberta A. Richie
   -------------------------------          --------------------------
      Name:  Patricia A. Ippoliti
      Title: Senior Vice President

Date:     11/4/99
       -----------------------------
                                            Witness:

x:      /s/ Thomas J. Sauser                Dale Sauser
      ----------------------------          --------------------------
        Thomas J. Sauser

Date:     11/4/99
      ----------------------------

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                                      Annex 1

                                 [GTECH Letterhead]

December 22, 1995

Mr. Thomas J. Sauser
44 Old Connecticut Path
Wayland, Massachusetts 01778

Dear Tom:

On behalf of GTECH Corporation, I am pleased to offer you the position of Senior Vice President and Chief Financial Officer, located at our World Headquarters in West Greenwich, Rhode Island.

Your annual starting salary will be Three Hundred Thousand Dollars ($300,000.00), payable in bi-weekly installments of Eleven Thousand, Five Hundred Thirty Eight dollars and Forty-seven cents ($11,538.47). Please understand your employment will be "at will", and that the quotation of an annual salary is for convenience and is not intended to indicate any proposed term of employment.

Within thirty days of joining GTECH you will receive a Fifty Thousand dollar ($50,000) sign-on bonus.

Further management will recommend to the Board of Directors that you be granted the option to purchase One Hundred Thousand (100,000) shares of GTECH common stock, based on the terms of the plan.

In addition to your base salary, your offer includes eligibility to participate in the GTECH Corporation's Management Incentive Plan which will normally qualify you for an annual "Target" bonus of 100% of your base salary, depending on your individual and Corporate performance compared to a number of predetermined, mutually agreed upon objectives. These measures will also include a discretionary element for management's assessment of your contribution to the Company. For the fiscal year 1997, you will receive a guaranteed bonus pay out of One Hundred and Fifty Thousand Dollars ($150,000), payable at the normal time of bonus distribution, in accordance with the bonus eligibility terms of the plan.

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In connection with your employment and subject to generally applicable company policy, you will also receive the following benefits:

        1. Participation in the Executive Perquisite Plan which entitles you to a total of $27,500 (net) annually to be spent on a menu of items developed by GTECH, with selection of the appropriate items at your discretion. These funds, which are considered taxable income, will be "grossed up" from a tax point of view at the end of each year.

        2.      A vehicle and related operating expenses, provided by GTECH.

        3.      Vacation accrued at a rate of four (4) weeks a year.

        4. A $500,000 Group Life Insurance Policy at GTECH's expense. Other optional insurance plans are also available through normal GTECH plans.

        5.      Annual Executive Tax Preparation and Financial Statement
                Services.

        6.      Annual Executive Physical Examination.

        7.      Participation in all other Company Benefit Plans (enclosed).

        8. A Separation Agreement providing for twelve months of salary continuation in the form of the attached. Additionally, the company will enter into a "Change of Control" agreement with you which will provide you with an additional one year of Base Pay if you are involuntarily terminated for reasons other than "'for Cause", within one year of a "Change of Control", as defined in the actual agreement. This "Change of Control" agreement will be executed within 60 days of your joining GTECH.

        9.      Relocation expense reimbursement per Company Guidelines.

This offer of employment is further subject to and contingent upon the following:

        A. Your execution of a Restrictive Agreement, which will include, but not be limited to, non-disclosure and non-competitive language in favor of GTECH, in the form attached, prior to commencement of employment.

        B. Your execution of GTECH's Conflict of Interest and Ethical Conduct Agreement in the form attached, prior to commencement of employment.

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        C.      Your receiving a security clearance from GTECH (please return the enclosed release by fax (401) 392-4951) and satisfactory reference checks.

        D. Your completion of an 1-9 form in compliance with the National Immigration Reform Act.

        E. Your full cooperation in making all personal and financial disclosures as the Company may require for purposes of disclosure to governmental authorities.

This letter constitutes our employment offer to you in its entirety, and supersedes all prior discussions related to your prospective employment GTECH and/or its subsidiaries.

Tom, we are enthusiastic about your potential contribution to GTECH Corporation and look forward to working with you.

Should you elect to accept this offer, please acknowledge by signing the enclosed copy of this letter where indicated and returning it to me by fax (401) 392-4951.

Sincerely,

GTECH CORPORATION

/s/ SA Davidson

Stephen A. Davidson
Vice President, Human Resources

cc: Guy B. Snowden

I hereby accept the above-described position with GTECH Corporation, upon the terms and conditions set forth herein.

/s/ Thomas J. Sauser                               01-15-96
--------------------------------                   --------------------------
Signature                                          Date

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                                    AGREEMENT

        AGREEMENT, dated this 15th day of July, 1997, by and between THOMAS J. SAUSER ("Executive") and GTECH HOLDINGS CORPORATION, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the Company wishes to assure itself of continuity of management in the event of any actual or threatened "Change in Control" (as defined below) of the Company; and

        WHEREAS, the Company and the Executive desire to embody in a written agreement the terms and conditions under which the Executive shall be employed by the Company in the event of any actual or threatened Change in Control of the Company;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

        Section 1.  Definitions.

        1.1 Act. "Act" means the Securities Exchange Act of 1934, as amended to date.

        1.2. Affiliate. "Affiliate" means any corporation which is a subsidiary of the Company within the definition of "subsidiary corporation" under Section 424(f) of the Code.

        1.3.    Board. "Board" means the Board of Directors of the Company.

        1.4. Cause. "Cause" means (i) the Executive's engaging in serious misconduct that is injurious to the Company, (ii) the Executive's having been convicted of, or entered a plea of nolo contendere to a crime that constitutes a felony, (iii) the breach by the Executive of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the Company, or (iv) abuse of illegal drugs or other controlled substances, or habitual intoxication.

        1.5. Change In Control. "Change in Control" means the happening of any of the following:

               (i) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were

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                      members of the Board at the beginning of such twenty-four
                      calendar month period, shall be deemed an Incumbent Director;

               (ii) any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

               (iii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

               (iv) the purchase of 30% or more of the Stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

        1.6. Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        1.7. Effective Date. "Effective Date" means the date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment
(i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

        1.8 Executive Perquisite Program. "Executive Perquisite Program" means the Company's Executive Perquisite Program in effect on the date hereof, as the same may be amended from time to time.

        1.9 Non-Qualified Plans. "Non-Qualified Plans" means the Company's Supplemental Retirement Plan in existence as of the date hereof, and any other unfunded, non-qualified, deferred compensation, incentive compensation or retirement plan adopted by the Company subsequent to the date hereof, and/or any successor plan or plans.

        1.10. Option. "Option" means any option to purchase shares of Stock granted to Executive pursuant to the Company's 1994 Stock Option Plan, as amended from time to time, the Company's 1997 Stock Option Plan, as amended from time to time, or any other stock option plan adopted by the Company.

        1.11 Retirement Plan. "Retirement Plan" means the Company's profit-sharing and 401(k) retirement plan which is qualified under Section 401(a) and 501(a) of the Code in existence as of the date hereof and any other such plan adopted by the Company subsequent to the date hereof and/or any successor plan or plans.

        1.12. Stock. "Stock" means the Common Stock $.01 par value per share of the Company.

        1.13. Term of Employment. "Term of Employment" means the period commencing on the Effective Date and ending on the earliest of:

               (a) Executive's death or "Total Disability" (as defined below);

               (b) Termination of the Term of Employment pursuant to Section 4 below;

               (c) Three (3) years from the Effective Date.

Neither the expiration of the Term of Employment nor the termination of this Agreement will relieve the Company of the obligation to provide Executive, in accordance with the terms hereof, the payments, benefits and coverage to which he has become entitled under this Agreement.

        1.14. Total Disability. "Total Disability" shall mean permanent and total disability as determined under the Company's long term disability program.

        Section 2. Employment.

        2.1. Capacity and Situs of Employment. The Company agrees to employ Executive throughout the Term of Employment, during which (a) Executive's position (including reporting relationships, status, offices and titles), authority, duties and responsibilities shall be at least equal in all material respects with the highest position, authority, duties and responsibilities held by, exercised by and assigned to the Executive at any time during the six month period immediately preceding the Change in Control, and (b) Executive's situs of employment will be at the Company's executive headquarters in West Greenwich, Rhode Island or such other situs (the "Other Situs") to which Executive may be assigned prior to the Effective Date (the Company's executive headquarters or the Other Situs, whichever is applicable to the Executive, is herein referred to as the "Applicable Situs") or such other location within a fifty (50) mile radius of the Applicable Situs (hereinafter referred to as the "Area") to which the Applicable Situs be moved.

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

        2.2. Services of the Executive. Executive agrees, subject to Sections
4.3 and 4.4 below, to remain in the Company's employ during the Term of Employment, on the terms described in Section 2.1.

        Excluding periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his attention, energy and time during normal business hours to the business and affairs of the Company and, to the extent necessary, to discharge responsibilities assigned to Executive hereunder, to use his best efforts to perform such responsibilities faithfully and efficiently. Executive may (a) serve on corporate, civic and charitable boards or committees, (b) deliver lectures and fulfill speaking engagements and (c) manage personal investments, so long as such activities do not interfere with the performance of Executive's responsibilities. To the extent that any such activities have been conducted by Executive prior to the Change in Control, such prior conduct, and any subsequent conduct similar in nature and scope, shall not be deemed to interfere with the performance of Executive's responsibilities.

        Section 3.  Compensation and Benefits During the Term of Employment.

        3.1. Compensation. The Company will pay as compensation to Executive for his services as an employee during the Term of Employment:

             (a) base annual salary at a rate equal to or greater than the rate of base salary in effect for Executive immediately prior to the Effective Date; plus

             (b) for the year in which a Change in Control occurs, the greater of (i) a bonus under the annual bonus plan(s) in effect as of the Change in Control, calculated on the basis of the Company's performance up to the Change in Control, and payable in accordance with such plan(s) or (ii) an amount equal to the bonus paid to Executive under the annual bonus plan(s) in effect for the year immediately preceding the year in which the Change in Control occurs, payable in accordance with the terms of such plan(s);

             (c) in years subsequent to the year in which the Change in Control occurs, an annual bonus which is equal to or greater than the annual bonus paid in the year preceding the year in which the Change in Control occurs, payable not later than provided for in the plan(s) in effect for such preceding year.

        3.2. Benefits. In addition, for his services as an employee during the Term of Employment, Executive will receive all life, disability, accident and group health insurance benefits, retirement, profit-sharing and deferred compensation, and all other fringe benefits and payments under additional benefit plans including the Executive Perquisite Program, all in an amount or with a value at least equal to those benefits being provided by the Company to the Executive immediately prior to the Effective Date, including but not limited to the following:

        (a) Executive will participate fully in the Company's Retirement Plan and Non-Qualified Plans with benefit accruals and Company contributions for the benefit of

        Executive under all such plans, and all other material provisions of such plans, being at least the same as immediately prior to the Effective Date, or Company shall pay to Executive annual cash payments in advance, each at least being equal to the total value of such benefit accruals and Company contributions under such plans for the last fiscal year of the Company ending prior to the Effective Date;

        (b) At no additional cost to Executive, Company shall continue to provide coverage to Executive, together with his dependents and beneficiaries, in all life insurance plans, accident and health plans,
        Section 125 plans, and other welfare plans maintained or sponsored by the Company, at a level and subject to terms which are at least as favorable to Executive as the coverage provided immediately prior to the Effective Date, or the Company shall pay to Executive the full value thereof in cash annually in advance;

        (c) Executive will participate fully in additional benefit plans offered by the Company to executives immediately prior to or after the Effective Date; and

        (d) Executive will receive fringe benefits and job perquisites (which shall not include any benefit referred to elsewhere in this Section 3), including the Executive Perquisite Program, automobile in accordance with the Company's Fleet Policy for Vice Presidents and Corporate Officers as in effect as of the date hereof, paid vacation, club memberships, applicable class travel, tax and financial statement preparation assistance, paid financial assistance, executive physical examinations, office, office furnishings and equipment and support staff, at least equivalent to those provided to Executive immediately prior to the Effective Date, as well as reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Executive in the course of his duties.

        3.3. Funding of Deferred Compensation Benefits. Contemporaneous with the Change in Control, all benefits accrued by Executive under the terms of any of the Company's Non-Qualified Plans shall become fully vested and the Company shall immediately contribute to a rabbi trust for the benefit of the Executive the full amount of all such accrued benefits. Not less frequently than quarterly, the Company shall make additional contributions to the rabbi trust equal to the full amount of any additional benefits accrued by Executive pursuant to Section 3.2(a) hereof.

        3.4. Acceleration of Vesting of Options. The Company hereby agrees that on or prior to the date of a Change in Control any and all options awarded to the Executive not previously exercisable and vested shall become fully vested and exercisable. In addition, in the event the Company decides to terminate any Options previously awarded to the Executive pursuant to the applicable provisions of any stock option plan adopted by the Company in connection with a corporate transaction (as that term is described in Section 424(a) of the Code), the Company will give the Executive not less than fourteen days' notice prior to any such termination and such notice shall not be given until any and all Options previously awarded to Executive shall have become fully vested and exercisable.

        Section 4.  Termination of Employment

        4.1.  Compensation Prior To Termination. During the year in which either
(i) the Executive's employment is terminated during the Term of Employment for any reason, or (ii) the Executive resigns during the Term of Employment in accordance with Section 4.3(b) below, notwithstanding any other provision of this Agreement, the Company and the Executive hereby agree that the Executive shall have the right to receive base salary, annual bonuses, contributions to Retirement Plans and Non-Qualified Plans, gross-up payments made to cover tax liabilities (to the extent provided in such plans), and all other compensation, benefits and payments earned or paid with respect to the period prior to the date of termination of employment, all such payments or contributions to be made at the times provided for in such plans or in accordance with Company policy as in effect immediately prior to the Effective Date, except as expressly provided below. For purposes of this Section 4.1, the amount of the annual bonuses earned and the amount of the contributions to the Retirement Plans and Non-Qualified Plans earned (i) shall be at least equal to the amounts paid to, or contributed on behalf of, the Executive for the year immediately preceding the year in which the termination of the Executive's employment occurs which amounts shall be prorated based on the number of days in the year in which the termination of the Executive's employment occurs which have passed prior to the date of the termination of the Executive's employment, and (ii) shall be paid or contributed on behalf of the Executive not later than 10 days after the date of termination of employment. Nothing in this Section 4.1 shall in any way alter the Executive's right to receive all the payments and rights and benefits described in Sections 4.2 and 4.3(a).

        4.2. (a) Termination other than for Cause. In the event Executive's employment is terminated by the Company during the Term of Employment for any reason other than Cause, the Company will pay Executive, as liquidated damages, a lump sum cash payment, payable within ten (10) days of his termination, equal to two and ninety-nine hundredths (2.99) times the sum of (i) Executive's current annual base salary in effect at the date of termination (including in base salary for this purpose any elective salary reductions made by the Executive and contributed by the Company on his behalf to the Company's Retirement Plan, any Non-Qualified Plan, or a plan meeting the requirements of
Section 125 of the Code), plus (ii) the total cash bonus received by the Executive from the Company during the most recent full fiscal year of the Company pursuant to the Company's annual bonus plan(s), plus (iii) the maximum amount allowable under the Executive Perquisite Program during the most recent calendar year of the Company.

        (b) Participation in Benefit Plans. In the event of a termination described in Section 4.2(a) above, Executive, together with his dependents and beneficiaries, will become fully vested in and continue following his termination to participate fully in, at no additional cost to Executive, all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the termination, at the same level and subject to terms at least as favorable to Executive as in effect immediately prior to termination (or the full value thereof in cash) from the Company, until the earlier of (a) the Executive's eligibility for comparable benefit plans with another employer and (b) the third anniversary of termination. Executive will also become fully vested in the Retirement Plan, and all Non-Qualified Plans, and within thirty (30) days of Executive's termination of employment, Company shall pay to Executive the sum of (i) all benefits accrued under the Non-Qualified Plans and (ii) an amount equal to 2.99 times the average benefit accrued and/or Company contributions made to the Retirement Plan and the Non-Qualified Plans over the last three fiscal years. In addition, the Company shall provide Executive with out-placement service through a bona fide out-placement organization acceptable to Executive that, at a minimum, agrees to supply Executive with out-placement counseling, a private office and administrative support including telephone service until such time that Executive secures suitable employment, not to be limited by Section 1.13 hereof.

        4.3.  Resignation By Executive - Constructive Termination.

        (a) If Executive resigns during the Term of Employment in accordance with Section 4.3(b) below, his employment will be deemed to have been terminated by the Company for reasons other than Cause (and he will be deemed to have offered to continue to provide services to the Company), and, notwithstanding any provision herein to the contrary, he will be entitled to all the payments and rights and benefits described in Sections 4.1 and 4.2, at the time provided for therein.

        (b) Executive may resign in accordance with this Section 4.3 upon the occurrence of any of the following events (in each case, "Good Reason"):

              (i) any reduction of, or failure to pay, Executive's base annual salary or annual bonus in breach of Section 3.1 above;

              (ii) any failure by the Company to provide the benefits required by Section 3.2 above or to make any contribution to a rabbi trust which might be due in accordance with Section 3.3 above;

              (iii) assignment to Executive of any duties inconsistent in any respect with his position (including the office to which he reports, status, offices, and titles), authority, duties or responsibilities as contemplated by Section 2.1 above or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities;

              (iv) as a result of the Change in Control and a change in circumstances thereafter significantly affecting Executive's position, including, without limitation, a change in scope of the business or other activities for which he was responsible immediately prior to the Change in Control, he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, any of the authority, duties or responsibilities contemplated by
                    Section 2.1 above;

              (v) the failure of the Company after a Change in Control to comply with and satisfy Section 7.1 or 7.2 below;

              (vi) relocation by the Company of its principal executive offices, or any event that causes Executive to have his principal location of work changed, to any location outside the Area;

            (vii) any requirement by the Company that Executive travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Change in Control; or

            (viii) without limiting the generality or effect of the foregoing any material breach of this Agreement by the Company or any successor thereto or transferee of substantially all of the assets thereof.

For purposes of this Agreement, any good faith determination of "Good Reason" made by the Executive shall be presumptively correct.

        (c) If Executive resigns during the Term of Employment in accordance with Section 4.3(b) above, the Company shall have the right to request that the Executive agree to remain as an employee of the Company during a transition period of up to three months (the "Transition Period") and the Executive hereby agrees that, if requested by the Company, he will remain as an employee of the Company during the Transition Period. During the Transition Period, the Company will continue to pay the Executive the Executive's base salary, annual bonus and all other compensation and benefits on the same basis as such items were paid to the Executive prior to his resignation.

        4.4. Resignation by Executive. If Executive resigns during the Term of Employment without Good Reason, the Executive shall have the right to receive base salary, annual bonuses, contributions to Retirement Plans and all other compensation and benefits earned during the calendar year of his resignation up to the date of his resignation. For purposes of this Section 4.4, the amount of the annual bonuses and the amount of the contributions to the Retirement Plan shall be at least equal to the amounts paid to, or contributed on behalf of, the Executive for the year immediately preceding the year in which the resignation of the Executive occurs which amounts shall be prorated based on the number of days in the year in which such resignation occurs which have passed prior to the date of such resignation. In addition all vested Non-Qualified Plan benefits shall be paid within thirty (30) days of resignation.

        4.5. Termination for Cause. If Executive is dismissed by the Company for Cause, he will not be entitled to the payments or benefits provided under
Section 4.2 hereof.

        4.6. Dispute Resolution. All disputes between the parties to this Agreement concerning the matters set forth herein shall be resolved exclusively pursuant to the dispute resolution procedures of this Section 4.6. In furtherance thereof, Executive or the Company, as the case may be, shall initiate binding arbitration in Rhode Island before the American Arbitration Association ("AAA") and under its rules by serving a notice to arbitrate upon the other party hereto and AAA within 90 days of the occurrence of any dispute hereunder that is unable to be resolved by negotiation between the parties. The parties shall bear their respective costs in any such dispute resolution, except that with respect to any such action initiated by the Executive, provided the Executive initiates such action in good faith, the Company agrees (i) to pay the costs and expenses (including fees of counsel to the Executive) of any such arbitration or judicial proceeding, and (ii) to pay interest to Executive on any amounts found to be due to Executive hereunder during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at the base or prime rate most recently announced by Rhode Island Hospital Trust National Bank (or its successor) prior to the commencement of the arbitration or litigation. The Company and Executive agree that any arbitration award shall be binding and may be enforced by any court of competent jurisdiction.

        4.7.  Death or Total Disability of the Executive.

        (a) If Executive dies or suffers a Total Disability during the Term of Employment, then this Agreement shall terminate and the Company, its successors and assigns shall be relieved and discharged of any and all obligations whatsoever to make further payment to Executive pursuant to the terms of this Agreement after the date of death or Total Disability of Executive, except as to base salary earned for services actually rendered and vacation pay accrued prior to the date of death or Total Disability of Executive.

        (b) If Executive dies or suffers a Total Disability following a termination of employment which entitled him to payments and benefits under this
Section 4 but prior to receipt of all such payments and benefits, his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive all unpaid amounts and benefits due under this Agreement.

        4.8. Enforcement of Rights. Termination of Executive's employment, whether or not giving rise to payments or benefits under this Section 4, will not in any way prevent Executive from enforcing rights to payments or benefits under Section 3 relating to periods during which he was employed.

        Section 5.  Certain Additional Payments by the Company.

        (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

        (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

        (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

         (i) give the Company any information reasonably requested by the Company relating to such claim,

         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

         (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determinative then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        Section 6.  Payment of Fees, Costs and Expenses.

        It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if Executive determines in good faith that the Company has failed to comply with any of its obligations under this Agreement or if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or arbitration proceeding designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive under Section 6 hereof, the Company will promptly, upon request of the Executive in the event of the likelihood of a Change in Control or upon a Change in Control, use its best efforts to secure an irrevocable standby letter of credit (the "Letter of Credit"), issued by Rhode Island Hospital Trust National Bank or another bank of comparable or greater size (the "Bank") for the benefit of the Executive providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to this Section 6 or in proceedings contemplated by Section 4.6 shall be paid, or reimbursed to the Executive if paid by the Executive, on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. The Company shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Term of Employment and for one (1) year thereafter and if, notwithstanding the Company's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, the Company shall use its best efforts to obtain a replacement irrevocable letter of credit drawn upon a commercial bank selected by the Company and reasonably acceptable to the Executive, upon substantially the same terms and conditions as contained in the Letter of Credit, or any similar arrangement which, in any case, assures the Executive the benefits of this Agreement without incurring any cost or expense for enforcement against the Company or the defense thereof.

        Section 7.  Merger or Acquisition.

        7.1. Assumption of Obligations. If the Company is at any time before or after a Change in Control merged, consolidated or reorganized into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another corporation or other entity, the entity arising from such merger, consolidation or reorganization, or the acquirer of such assets, shall (by agreement in form and substance satisfactory to Executive) expressly assume the obligations of Company under this Agreement.

        7.2. Executive's Rights to Benefits. In the event of any merger, consolidation, reorganization or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or restricted stock plan or any bonus, profit sharing, savings, pension, group insurance, hospitalization or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation, acquiring such assets of the Company.

        7.3. References. In the event of any merger, consolidation, reorganization or transfer of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

        Section 8.  Change in Control Following Certain Circumstances.

        Notwithstanding any provision herein to the contrary, should a Change in Control occur subsequent to Executive's death, Total Disability or retirement from the Company, the remainder of any benefits owed under the terms of any stock plans or other non-qualified deferred compensation plan, including interest, shall be paid in full on the date of the Change in Control.

        Section 9.  Termination of this Agreement.

        Either the Company or Executive may, by giving 60 days written notice to the other party, terminate this Agreement as of the third or any subsequent annual anniversary of the occurrence of a Change in Control.

        Section 10.  Withholding of Taxes.

        All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries or estate will be subject to the withholding on such amounts relating to tax and/or other payroll deductions as may be required by law.

        Section 11.  Amendment.

        No amendment, change or modification of this Agreement may be made except in a writing, signed by or on behalf of both parties.

        Section 12.  Miscellaneous.

        12.1. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors and assigns.

        12.2. Governing Law. The validity, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

        12.3. Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity of any other provision.

        12.4. No Set-Off. There shall be no right of setoff or counterclaim, in respect of any claim, debt or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement, and nothing in this Agreement shall relieve the Company of its obligations to Executive under any other agreement, plan, contract or arrangement. Subject to Section
12.6 hereof, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise provided in Section 4.2(b) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment. Notwithstanding anything to the contrary in this Agreement, Executive shall forfeit all future payments and benefits hereunder in the event that Executive is determined, pursuant to procedures established in Section 4.6 hereof, to have materially breached any written covenant or agreement between the Executive and the Company prohibiting the disclosure of confidential information pertaining to the Company or respecting competition or interference with the Company, provided that the Company shall have given the Executive at least thirty (30) days prior written notice of such breach and such breach shall not have been cured by the end of such notice period.

        12.5. Remedies. The Company and Executive agree that, because of the unique nature of this Agreement, failure of either party to carry out or abide by the obligations under this Agreement could cause irreparable injury; accordingly, the parties agree that, in addition to any other remedies available to either party, any such failure by either party TO perform or abide by this Agreement shall be subject to appropriate equitable remedies, including specific performance and injunctive relief.

        12.6. Assignability. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

        12.7. Counterparts; Headings; References. This Change in Control Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof. References to the masculine or feminine gender (or to the singular or plural number) herein shall mean the other such gender (or number), as appropriate.

        12.8. Entire Agreement. This instrument contains the entire agreement of the parties pertaining to the subject matter contained herein and supersedes and is in lieu of any and all other arrangements pertaining to the subject matter contained herein having effect as of the effective date.

        12.9. Notices. All notices given hereunder shall be in writing and shall be delivered personally or sent by prepaid registered or certified mail, return receipt requested, addressed as follows or to such other address as may be provided by any party hereto to the other party:

If to the Company:    GTECH Holdings Corporation
        55 Technology Way
        West Greenwich, RI  02817
        Attention:

If to the Executive:                Thomas J. Sauser
                                    5 Cedar Rock Meadows
                                    East Greenwich, RI  02818

        All notices shall be deemed to be given on the date received at the address of the addressee, or if delivered personally, on the date delivered.

        IN WITNESS WHEREOF, the Company and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

ATTEST: GTECH HOLDINGS CORPORATION

/s/ Kathy J Carson                          By:/s/ SA Davidson
--------------------------                     --------------------------------
                                            Title: Senior Vice President
                                                   ----------------------------


WITNESS:

/s/ Alicia E. Rodzen                        /s/ Thomas J. Sauser
-------------------------                   -----------------------------------
                                            Thomas J. Sauser

                                        Annex 2

                      RESTRICTIVE AGREEMENT - EMPLOYEE/APPLICANT

THIS AGREEMENT made this 01 day of February 1996 , by and between GTECH Corporation, a Delaware corporation with offices at 55 Technology Way, West Greenwich, Rhode Island 02817 ("GTECH"), and Thomas J. Sauser, an individual residing at ________ , ____________ ("Employee").

                                 W I T N E S S E T H:

WHEREAS GTECH has hired or is considering hiring Employee as an employee, and Employee has agreed or is considering agreeing to perform certain services as an employee for and on behalf of GTECH; and

WHEREAS as a condition to such relationship or such consideration thereof, GTECH requires certain protections of its business interests,

NOW THEREFORE, in consideration of these presents and of the sum of One Dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Definitions. The following terms shall have the meanings indicated below:

               The Company: GTECH and/or its parent, affiliates or subsidiaries.

               Services and Products: All gaming systems and equipment and all other products, services and things which the Company markets or provides or which to Employee's knowledge the Company plans to market or provide.

               Employment: As used herein, "Employment" shall mean all past, present and future business activities relating to Services and Products engaged in by Employee as an employee of the Company or as a negotiant for such position, and "Employment" shall also mean the period of time covered by such activities.

2. Confidential Information. Except as required pursuant to Employment, or as authorized by GTECH in writing, Employee shall never directly or indirectly use or disclose, and shall take all reasonable steps to prevent others from using or disclosing any information, discovered or acquired by Employee during or by virtue of Employment, which relates to the Company, its Services and Products, or to any Invention (as defined in Section 3 hereof), except information which through no fault of Employee is within the public domain or widely known within the United States gaming industry ("Confidential Information").

        Immediately upon termination of Employment or when sooner requested by GTECH Employee shall deliver to GTECH all records and other things containing or embodying Confidential Information within Employee's possession or control, whether or not such records, things or information were generated by Employee.

3. Inventions. Employee hereby unreservedly assigns to GTECH all rights Employee may have or hereafter acquire in any new information, concept or thing (whether or not patentable) which is both (i) based upon or related to any Confidential Information or Services and Products and (ii) generated during Employment or within one year after termination thereof ("Invention").

     Employee shall make prompt and full disclosure of each Invention to GTECH and, at GTECH's request and expense, shall execute and/or assist GTECH in executing formal applications for patents, copyrights or other commercial protections anywhere in the world, and Employee shall do all other things deemed by GTECH to be necessary or desirable to effect the full assignment and protection of all the rights to Inventions herein granted to GTECH.

4. Non-Competition. During Employment and for three (3) years immediately thereafter, Employee shall not disturb any business relationship between GTECH and its employees, dealers, customers, suppliers or other business associates. During Employment and for eighteen (18) months immediately thereafter, Employee shall not directly or indirectly engage in any activity (if such activity is reasonably related to any activity engaged in by Employee as an employee of the Company) in conjunction with and to the benefit of any business or endeavor which is reasonably deemed by GTECH to be, or about to be in competition with the Services and Products anywhere in the world where GTECH is then doing or pursuing business or is to Employee's knowledge about to do or pursue business.

     Employee shall promptly notify GTECH of any change in address, on-Company employment or business activity occurring within eighteen (18) months after termination of Employment. Such notice shall include the name and address of each such employer or business associate as well as the nature of each such non-Company employment or business activity.

5. Games. If Employee is or shall become an employee of the Company, neither Employee nor any members of Employee's household or immediate family shall, during such employment, participate in any lottery or other game marketed or provided by the Company, and all such persons are prohibited from claiming or receiving any benefit as a result of such prohibited participation.

6. Scienter. Employee represents that he/she has read and fully understands this Agreement, having consulted such persons as he/she deems appropriate regarding its scope and effect.

7.   Construction

     a. Except as may otherwise be provided herein, this writing represents the entire Agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties in respect thereto.

        b. Nothing contained herein shall be construed as giving Employee any right to employment with the Company.

        c. In case any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the enforceability of any other provisions of this Agreement. If any one or more of the provisions contained herein shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Employee acknowledges that the duration, territorial and other restrictions set forth herein are, at this time, reasonable to protect GTECH's business interests.

        d. This Agreement shall not be modified except in writing signed by all parties hereto.

        e. No waiver of any provisions of this Agreement shall be effective unless agreed to in writing by the party against whom such waiver is sought to be enforced. Waiver of any default or breach hereunder shall not constitute a waiver of any other default or breach whether similar or otherwise.

        f. Section headings are for convenience only and do not form any part of this Agreement and shall not affect the meaning thereof.

        g. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of Rhode Island other than any law of Renvoir.

8.      Binding Effect.

        a. This Agreement shall be binding upon and inure to the benefit of GTECH its legal representatives and permitted assigns and upon Employee, his/her legal representatives, heirs, executors and administrators.

        b. This Agreement shall be assignable by the Company in whole or in part, to any successor to substantially all of any major portion of the Company's business. This Agreement is not assignable by Employee.

        c. The provisions of this Agreement shall survive termination of Employment.

        d. In addition to any other legal and/or equitable remedies available to GTECH for the enforcement of the terms hereof, GTECH shall be entitled to specific performance and to injunctive relief against any actual or actively contemplated violation thereof, including without limitation, ex parte temporary restraining orders without proof of irreparable harm, lack of alternatives at law and other usual prerequisites therefore.

IN WITNESS WHEREOF, the parties hereto have individually, or by their duly authorized representative(s), executed this Agreement as of the date first above written.

                                            FOR GTECH CORPORATION BY:

/s/ Thomas J. Sauser                        /s/ Margaret M. North
------------------------------              ----------------------------------
Employee Signature
Title:  CFO                                 Title: Director, HR Admin
                                                  ---------------------

------------------------------              ----------------------------------
Witness                                     Witness

                                                                        Annex 3

                            INDEMNIFICATION AGREEMENT

This Agreement is made as of the 22nd day of October 1999, by and between GTECH Holdings Corporation, a Delaware corporation (the "Corporation"), and Thomas J. Sauser ("Indemnitee"), a director and/or officer of the Corporation.

                                      BACKGROUND
Directors and Officers of public companies increasingly have been subjected to suits by stockholders and third parties, and court decisions, in some instances, have expanded significantly the scope of directors' and officers' personal liability. It is deemed to be in the best interests of the Corporation and its stockholders to attempt to alleviate the increased risks created by these developments, in order to better enable the Corporation to attract and retain as directors and officers the most capable persons. Toward this end, the Corporation desires to enter into this Agreement with Indemnitee.

NOW, THEREFORE, in consideration of the premises, the Corporation and Indemnitee do hereby agree as follows:

1.      DEFINITIONS.

The following terms shall have the following definitions as used in this
Agreement:

        (a) "Proceeding" includes any threatened, pending, or completed action, suit or proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director and/or officer of the Corporation or any subsidiary of the Corporation, by reason of any action taken by him or of any inaction on his part while acting as such a director and/or officer, or by reason of the fact that he is or was serving, while a director or officer of the Corporation, at the request of another corporation, partnership, joint venture, trust or other enterprise, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

        (b) "Expenses" includes, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Indemnitee, attorneys' fees and disbursements and any expenses of establishing a right to indemnification under Paragraph 5 (c) of this Agreement, but shall not include the amount of any judgments, fines or penalties against Indemnitee.

        (c) "Independent Legal Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and may include, without limitation, regular outside counsel to the Corporation.

        (d) References to "other enterprise" shall include employee benefit plans; references to "fines" shall include any excise tax assessed with respect to any employee benefit plan; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Agreement.

2.      OBLIGATION TO INDEMNIFY.

        (a) General. Subject to Paragraph 8, the Corporation shall indemnify Indemnitee if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any Proceeding (including a Proceeding against the Indemnitee by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that Indemnitee is or was a director and/or officer of the Corporation or any subsidiary of the Corporation or is or was serving while a director or officer of the Corporation, at the request of another corporation, partnership, joint venture, trust or other enterprise, against all Expenses, judgments, fines and penalties, actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such Proceeding, but only if Indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.

        (b) Indemnification of Successful Party. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action with or without prejudice, Indemnitee shall be indemnified by the Corporation against all Expenses actually and reasonably incurred in connection therewith.

        (c) Indemnification of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of being a director or officer of the Corporation or any subsidiary of the Corporation or serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, a witness in any Proceeding, he shall be indemnified by the Corporation against all expenses actually and reasonably incurred by him or on his behalf in connection therewith.

3.      ADVANCEMENT OF EXPENSES.

        Subject to Paragraph 8, the Expenses actually and reasonably incurred by Indemnitee pursuant to Paragraph 2 (a) in any Proceeding shall be paid by the Corporation in advance at the written request of the Indemnitee. Indemnitee hereby agrees promptly to repay the Corporation any amount so advanced to Indemnitee if and to the extent that it is ultimately determined that Indemnitee is not entitled to Indemnification for or to advancement of such Expenses.

4. CERTAIN RIGHTS AND OBLICATIONS CONCERNING THE DEFENSE, SETTLEMENT AND PAYMENT OF CLAIMS.

        (a) Application for Payment. Any indemnification or advance under Paragraphs 2 and/or 3 shall be made by the Corporation no later than 45 days after receipt of the written request of the Indemnitee, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to advancement of expenses or indemnification, as the case may be, unless within said 45 day period a determination that the Indemnitee has not met the relevant standards or requirements for indemnification or advancement of Expenses set forth in Paragraphs 2 and/or 3 is made (i) by the Board of Directors (by a majority vote of a quorum consisting of Directors who were not parties to such Proceeding) or (ii) if a quorum of the Board of Directors consisting of such non-party Directors is not obtainable or, even if obtainable, such quorum so directs, by Independent Legal Counsel in written opinion.

        (b) Corporation May Assume Defense. The Corporation shall have the right, upon notice to the Indemnitee, to assume the defense of any Proceeding with Counsel reasonably satisfactory to the Indemnitee. If the Corporation notifies the Indemnitee of its election to defend the Proceeding, the Corporation shall have no liability for the costs (including attorneys' fees) of the Indemnitee incurred in connection with the defense of such Proceeding subsequent to such notice, unless (i) such costs (including attorneys' fees) have been authorized by the Corporation, (ii) the Cooperation shall not have employed counsel reasonably satisfactory to such Indemnitee to assume the defense of such Proceeding or (iii) the Corporation shall not, in fact, have employed counsel on a timely basis to assume the defense of such Proceeding. Notwithstanding the foregoing, the Indemnitee may elect to retain counsel at the Indemnitee's own cost and expense to participate with counsel retained by the Corporation in the defense of such Proceeding.

        (c) Settlement. The Corporation shall not be required to obtain the consent of the Indemnitee to the Settlement of any Proceeding as to which the Corporation has undertaken the defense of such Indemnitee if (i) the Corporation assumes the payment of all liability therefore, and (ii) such settlement does not impose any penalty upon, or restrict the activities of, the Indemnitee. Indemnitee shall not settle any Proceeding with respect to which indemnification or advancement of Expenses is sought hereunder, except with the consent of the Corporation, which consent shall not be unreasonably withheld or delayed. Failure of Indemnitee to obtain such consent shall release the Corporation from its obligation to indemnify Indemnitee with respect to such settlement.

        (d) Notice of Claims. Indemnitee shall give to the Corporation notice in writing as soon as practicable of any claim made against him for which indemnification will or could reasonably be expected to be sought under this Agreement, but the good faith failure of Indemnitee to give such notice shall not constitute a forfeiture of Indemnitee's right of indemnification under this Agreement. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably request regarding any such claim and as shall be within Indemnitee's power to provide.

5.      REMEDIES OF INDEMNITEE.

        (a) Disputes. In the event of any dispute with respect to entitlement to payments under this Agreement, Indemnitee shall be entitled, at his option, to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, or in arbitration, of his entitlement to such payments. Any arbitration shall be conducted pursuant to the rules then obtaining of the American Arbitration Association in the City of Providence, Rhode Island (or such other location as the Corporation and Indemnitee shall mutually agree). Unless otherwise mutually agreed by the Corporation and Indemnitee, (i) such arbitration shall be conducted before a panel of three arbitrators, one of whom shall be selected by the Corporation, one by the Indemnitee and the third by the other two arbitrators, and (ii) the arbitrator selected by the other two arbitrators shall be required to have served as a director and/or executive officer of a corporation which, during at least one year of such service, had equity securities listed for trading on the New York Stock Exchange or the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotations System. The decision of the arbitrators shall be final and binding upon the parties and may be entered in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Indemnitee shall commence any such proceeding seeking an adjudication within 180 days following the earlier of (i) the expiration of the 45 day period specified in Paragraph 4 (a) or (ii) the denial by the Corporation of Indemnitee's demand for such payment.

        (b) Proof. The burden of proving that indemnification or advances requested by Indemnitee are not owed by the Corporation shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or Independent Legal Counsel) to have made a determination prior to the commencement of such adjudication proceeding by Indemnitee that indemnification or advances are proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation (including its Board of Directors or Independent Legal Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the adjudication proceeding by Indemnitee or create a presumption that the Indemnitee has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order of court, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.

        (c) Expenses to Pursue Remedies. In the event that Indemnitee seeks an adjudication proceeding to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the

Corporation against, any and all Expenses actually and reasonably incurred by him in such proceeding, but only if he prevails therein. If it shall be determined in said proceeding that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the Expenses incurred by Indemnitee in connection with such proceeding shall be appropriately prorated.

6.      INDEMNIFICATION AND ADVANCEMENT HEREUNDER NOT EXCLUSIVE.

        The indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Corporation's Certificate of Incorporation or By-Laws, any agreement, any vote of stockholders or disinterested Directors, the General Corporation Law of the State of Delaware, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, unless otherwise expressly agreed to by the Corporation, the provisions of Paragraphs 4, 5, 8 and 10 (a) of this Agreement shall govern the rights of Indemnitee to indemnification under the Corporation's By-Laws.

7.      PARTIAL INDEMNIFICATION.

        If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines or penalties actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fine or penalties to which Indemnitee is entitled.

8.      EXCLUSIONS.

        Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated under this Agreement to make payment in regard to any liability or Expense of Indemnitee:

        (a) if such payment is prohibited by applicable law;

        (b) to the extent the Indemnitee has received payment in regard to such liability or Expense under an insurance policy or otherwise;

        (c) if such liability or Expense is based upon or attributable to the Indemnitee gaining any personal profit or advantage to which he was not legally entitled;

        (d) with respect to proceedings or claims for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of Section 16 (b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

        (e) if such liability or Expense is determined to have been brought about by or materially contributed to by the dishonesty of the Indemnitee seeking payment hereunder or by his acts in bad faith, intentional misconduct or knowing violation of law or duty of loyalty to the Corporation or its stockholders; or

        (f) with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee, and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under
Section 145 of the Delaware Corporation Law, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate.

9.      DURATION OF AGREEMENT.

        Unless earlier terminated by mutual agreement of the Corporation and Indemnitee, this Agreement shall continue until and terminate upon the later of:
(a) 10 years after the date that Indemnitee shall have ceased to serve in all capacities in respect of which Indemnitee is granted rights of indemnification hereunder, or (b) the final termination of all pending Proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Paragraph 5 of this Agreement relating thereto.

10.     MISCELLANEOUS.

        (a) Subrogation. In the event of any payment by the Corporation to Indemnitee under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (including rights to receive payments under insurance policies), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

        (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

        (c) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        (d) Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the heirs and personal representatives of the Indemnitee.

        (e) Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

        (f) Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Without the consent of Indemnitee, no amendment, alteration or termination of this Agreement or any provision hereof shall be effective as to Indemnitee with respect to any action taken or omitted by Indemnitee prior to such amendment, alteration or termination.

        (g) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or if (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

               (i) If to Indemnitee, at the address indicated on the signature page hereof.

               (ii) If to the Corporation, to:

                    GTECH Corporation
                    55 Technology Way
                    West Greenwich, RI  02817
                    Attention: General Counsel

        or to such other address as may have been furnished to Indemnitee by the Corporation.

        (h) Savings Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify Indemnitee as to Expenses, judgments, fines and penalties, and advance Expenses to Indemnitee actually and reasonably incurred, with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated by any applicable law.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.

GTECH HOLDINGS CORP.                INDEMNITEE

By: /s/ William Y. O'Connor         /s/ Thomas J. Sauser
    --------------------------      -----------------------------------------
                                            Address:  5 Cedar Rock Meadows
                                                      -----------------------
                                                      East Greenwich, RI
                                            ---------------------------------
                                                      02818
                                            ----------------------------------